Exhibit 23.1
The consolidated financial statements give effect to a one-for-three reverse stock split of the common stock of Clearwire Corporation which will take place prior to the effective date of the Registration Statement of which this prospectus is a part. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the one-for-three reverse stock split of the common stock of Clearwire Corporation described in Note 19 to the consolidated financial statements and assuming that from May 10, 2006, to the date of such completion, no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.
/s/ Deloitte & Touche LLP

Seattle, Washington
January 29, 2007
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 2 to Registration Statement No. 333-139468 on Form S-1 of our report dated May 10, 2006, January 29, 2007 as to the effects of the restatement discussed in Note 18, and February ___, 2007 as to the effects of the stock split described in Note 19 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement discussed in Note 18), relating to the consolidated financial statements of Clearwire Corporation and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such prospectus.

Seattle, Washington
February ___, 2007